UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 11, 2005 (July 7, 2005)

Baker Hughes Incorporated

(Exact name of registrant as specified in charter)

Delaware (State of Incorporation)	1-9397 (Commission File No.)	76-0207995 (I.R.S. Employer Identification No.)

3900 Essex Lane, Houston, Texas (Address of Principal Executive Offices)	77027 (Zip Code)

Registrant’s telephone number, including area code: (713) 439-8600

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

On July 7, 2005, Baker Hughes Incorporated (the “Company”) entered into a Credit Agreement among the Company, as Borrower; JPMorgan Chase Bank, N.A., as Administrative Agent; Bank of America, N.A., The Bank of Tokyo-Mitsubishi, Ltd., Houston Agency, Barclays Bank PLC and Citibank, N.A., as Co-Syndication Agents; ABN Amro Bank N.V., as Documentation Agent; and the other lenders identified in the Credit Agreement (the “Credit Agreement”). J.P. Morgan Securities Inc. acted as Sole Lead Arranger and Sole Book Manager. The Credit Agreement is a committed $500 million revolving credit facility with a provision to allow for an increase in the facility amount of an additional $500 million subject to approval and acceptance by the lenders among other conditions. The Company will pay a facility fee on the total commitment. The use of the proceeds from the Credit Agreement is for general corporate purposes. The term of the Credit Agreement is for a five year period ending on July 7, 2010, with up to three, one-year extensions subject to approval and acceptance by the lenders among other conditions.

This Credit Agreement contains certain covenants, which, among other things, require the maintenance of a funded indebtedness to total capitalization ratio (a defined formula per the facility) of less than or equal to 0.60 and limit the amount of subsidiary indebtedness. Upon the occurrence of certain events of default, the Company’s obligations under the Credit Agreement may be accelerated. Such events of default include payment defaults to lenders under the Credit Agreement, covenant defaults and other customary defaults. To the extent the Company has outstanding commercial paper, its ability to borrow under the Credit Agreement is reduced. As of July 11, 2005, the Company had no outstanding commercial paper. In addition, the Company continues to maintain uncommitted credit facilities with commercial banks.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement which is filed as Exhibit 10.1 to this Form 8-K and incorporated into this Item 1.01 by reference.

Item 1.02   Termination of a Material Definitive Agreement.

On July 6, 2005, the Company terminated its Credit Agreement dated as of July 7, 2003, among the Company and banks for $500 million, in the aggregate for all banks. Due to improvements in the syndicated loan market during 2005, the Company replaced this Credit Agreement, as described under Item 1.01 above. There were no penalties incurred by the Company as a result of the termination. The terminated Credit Agreement was previously filed as Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003.

Item 2.03 Creation of a Direct Financial Obligation.

See Item 1.01. On July 7, 2005, the Company entered into the Credit Agreement. The Company had no direct borrowings under the Credit Agreement as of July 11, 2005. The description of the Credit Agreement is qualified in its entirety by reference to the Credit Agreement filed as Exhibit 10.1 to this Form 8-K and incorporated into this Item 2.03 by reference.

Item 9.01 Financial Statements and Exhibits.

     (c)    Exhibits.

10.1  Credit Agreement dated July 7, 2005, among Baker Hughes Incorporated, JP Morgan Chase Bank, N.A., as Administrative Agent, and fourteen lenders for $500 million, in the aggregate for all banks.

This Form 8-K contains certain “forward-looking statements” (as defined in Section 21E of the Exchange Act, as amended) that reflect the Company’s expectations regarding future events. These forward-looking statements reflect the Company’s current beliefs and expectations and are based on information currently available to the Company. Accordingly, these statements are subject to known and unknown risks, uncertainties and other factors that could cause actual events to differ from those expressed in, or implied by, these statements. See the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and all subsequent filings with the Securities and Exchange Commission for a discussion of other risks and uncertainties. As a result, no assurance can be given that the Company’s beliefs and expectations covered by such forward-looking statements will be achieved. The Company is not obligated and has no intention to update or revise these forward-looking statements to reflect new events, information or circumstances.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BAKER HUGHES INCORPORATED
Dated: July 11, 2005	By:	/s/Sandra E. Alford
Sandra E. Alford
Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit Agreement Credit Agreement dated July 7, 2005, among Baker Hughes Incorporated and fourteen banks for $500 million, in the aggregate for all banks.